EXHIBIT 10.35
GENERAL RELEASE
(PLEASE READ CAREFULLY. THIS GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.)
     This General Release (this “Release”) is between National Medical Health Card Systems, Inc. (“Company”) and Bill Masters (“Employee”) and is a complete, final and binding settlement of all claims and potential claims, if any, with respect to their employment relationship. Employee and the Company may sometimes be referred to collectively as the “Parties.”
     WHEREAS, the Company and Employee were parties to an Employment Agreement dated on or about October 4, 2004 (the “Employment Agreement”); and
     WHEREAS, the Company and Employee were parties to a letter dated November 28, 2005 (the “Severance Letter”); and
     WHEREAS, the Company and Employee are parties to a Consulting Agreement and Departure Agreement and General Release (the “Departure Agreement”); and
     WHEREAS, the Company and Employee have agreed on certain terms and conditions regarding the termination of Employee’s employment under the Departure Agreement; and
     WHEREAS, the Company’s obligation to pay Employee severance compensation as contemplated in the Departure Agreement is conditioned upon the execution and delivery (without revocation) of this Release by Employee;
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, be it agreed as follows:
     1. As of June 28, 2007, Employee’s employment relationship as a consultant with the Company will terminate (the “Consulting Period Termination Date”). This Release has been presented to Employee on or before the Consulting Period Termination Date and will become effective seven (7) days (the “Effective Date”) after the execution of this Release by the Employee (the “Execution Date”).
     2. For purposes of the National Medical Health Card Systems, Inc. 1999 Stock Option Plan, as amended (the “Stock Option Plan”), and the National Medical Health Card Systems, Inc. Amended and Restated 2000 Restricted Stock Grant Plan (the “Restricted Stock Plan”), the termination of Employee’s employment will be considered as an involuntary termination without cause. Accordingly, under the terms of the Stock Option Plan, Employee will have 90 days following the Termination Date to exercise any of his vested options. The Parties acknowledge that, on the Termination Date, Employee will forfeit and have no further right, title or interest in or with respect to, any and all non-vested options, shares of restricted stock and restricted stock unit awards held by Employee under the Stock Option Plan and/or the Company’s Restricted Stock Plan. Employee affirms the provision of any Restricted Stock

Agreement that the Company shall have the right to instruct the Company’s transfer agent to transfer any unvested restricted stock to the Company.
     3. Release Provisions.
     (a) In consideration for the Company’s payments to Employee as set forth in the Departure Agreement, and for other good and valuable consideration, as and for Employee’s complete release of all statutory, contract, tort and all other claims against the Company and each of its current and former owners (including, without limitation, New Mountain Capital, L.L.C., New Mountain Partners, L.P., New Mountain Affiliated Investors, L.P., and their respective affiliates), predecessors, assigns, employees, representatives, attorneys, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates, directors, managers, partners, members, and officers, including any and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”), Employee hereby releases and forever discharges the Releasees from any all actions, causes of action, suits, dues, sums of money, reckonings, covenants, contracts, bonuses, controversies, agreements, claims, promises, charges, obligations, complaints and demands whatsoever in law or equity, which Employee (and Employee’s heirs, executors, administrators, successors and/or assigns) may now have or hereafter can, shall, may, or may have had for, upon, or by reason of any matter, cause or actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the execution of this Release by the Employee, including without limitation, any claim arising out of or relating to the Employee’s employment by the Company and each of its subsidiaries and affiliated entities, and any and all obligations and liabilities of the Company under the Employment Agreement, Departure Agreement and Severance Letter or any other agreement between the Employee and any of the Releasees, and the ownership, acquisition, offer or sale of, or rights to any equity interest, or any option to purchase or acquire any equity interest in the Company, excepting only the rights and obligations (i) created by this Release; (ii) that may exist under (A) any indemnification agreement or the Company’s Certificate of Incorporation and Bylaws, as amended, to indemnify Employee or (B) the Company’s D&O insurance coverage; (iii) Employee’s rights under state worker’s compensation laws (for occupational illness or injury only); (iv) Employee’s vested rights under the Company’s health, dental, pharmacy and 401(k) benefit plans and (v) to receive payments under paragraph 4 of the Departure Agreement.
     (b) Without limiting the generality of the foregoing, this Release is intended to and shall release Releasees from any and all claims, whether known or unknown, which Employee ever had, has, or may have against any Releasee with respect to Employee’s employment, the terms, benefits, and conditions of that employment, and/or the termination thereof, including without limitation those arising under the Civil Rights Act of 1866, 42 U.S.C.A. Section 1981, the Civil Rights Act of 1964, as amended, 42 U.S.C.A. Section 2000e, et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.A. Section 621 et seq., the National Labor Relations Act, 29 U.S.C.A. Section 151 et seq., the Fair Labor Standards Act, 29 U.S.C.A. Section 201 et seq., the Labor Management Reporting and Disclosure Act of 1959, as amended, 29 U.S.C.A. Section 401 et seq., the Americans with Disabilities Act, 42 U.S.C.A.

Section 12101, et. Seq., the Constitution and the laws of the United States and the State of New York, including specifically, New York’s Human Rights Law, Executive Law Section 290 et seq., or any other federal, state, or local human rights, civil rights, wage-hour, pension, or labor laws, rules and/or regulation, public policy, contract or tort law; and any and all claims arising out of the ownership, acquisition, offer or sale of, or rights to any equity interest, or relating to any option to purchase or acquire any equity interest in the Company, that Employee has held at any time in the Company or any of its predecessors or affiliates, including any claims, arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any federal, state or local securities law, the rules or regulations promulgated under any of them, or any doctrine of common law or equity applicable to the ownership, acquisition or sale of securities or the solicitation of proxies with respect thereto; and any and all claims for attorneys’ fees, costs, disbursements, or any action similar thereto.
EMPLOYEE SPECIFICALLY ACKNOWLEDGES AND AGREES THAT BY EXECUTING THIS RELEASE, HE IS WAIVING ALL RIGHTS OR CLAIMS, IF ANY, THAT HE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT HIS WAIVER OF SUCH RIGHTS OR CLAIMS IS KNOWING AND VOLUNTARY.
     (c) Employee promises never to initiate, be represented or participate in, submit or file, or permit to be submitted or filed on or in his behalf, any lawsuit, charge, claim, complaint or other proceeding against any Releasee with any administrative agency, court, arbitrator or other forum, based upon claims that were released pursuant to this Release. This covenant not to sue (and the remedies provided in this Release, including those in paragraph 3(d)) does not affect Employee’s right to test the knowing and voluntary nature of his waiver of rights. Nothing in this Release shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission, or any other state or local agency with similar responsibilities (the “Commission”), to enforce any laws pertaining to employment discrimination or retaliation. Likewise, this waiver will not be used to justify interfering with the protected right of any employee to file a charge or participate in an investigation or proceeding conducted by the Commission; however, Employee waives the right to any benefits or recovery arising out of any such proceeding.
     (d) Subject to paragraph 3(c), if Employee materially breaches any of his promises contained in this paragraph 3 by filing a lawsuit or administrative charge based on claims that he has released, Employee will indemnify the Company and/or any Releasee for any costs, including reasonable attorneys’ fees, that the Company and/or any Releasee may incur as the result of Employee’s breach. In addition, if Employee materially breaches the promises made in any provision of this Release or the Departure Agreement, he must repay all benefits previously received in accordance with the Departure Agreement, upon the Company’s reasonable demand, and Company shall cease making further payments, if any, pursuant to the Departure Agreement.

     4. Employee acknowledges and agrees that, for the time periods set forth in the Employment Agreement, he shall comply with paragraphs 6 through 11 of the Employment Agreement and that such provisions shall survive the termination of the Employment Agreement. Company acknowledges and agrees that the provisions of paragraph 9 of the Employment Agreement are not intended to prevent Employee’s employment or service with (i) companies that supply products and services to the PBM industry, but do not themselves provide PBM Services, so long as Employee’s services are not the services prohibited by paragraph 9 of the Employment Agreement; or (ii) subsidiaries, operating divisions, or other business entities of companies that provide PBM Services, so long as Employee’s services are not directly for the benefit of the PBM functions of those companies and are not the services prohibited by paragraph 9 of the Employment Agreement. Employee acknowledges and agrees that the provisions of paragraphs 6 through 11 of the Employment Agreement are fully enforceable and reasonable to protect the legitimate business interests of the Company. Furthermore, Employee represents and warrants that he has returned to the Company any and all identification cards, files, books, records, materials, equipment or documents in his possession or under his control that were provided to or obtained by him in connection his employment.
     5. Employee further agrees to never to make any statements or comments, whether oral or written to any person or entity that would tend to disparage or harm the Company; provided, however, that this sentence shall not be construed to constrain Employee from providing truthful testimony when required by law in the course of a legal or administrative proceeding. Employee understands and agrees that violation of this paragraph shall be treated as a material breach of this Release.
     6. Employee expressly agrees that this Release is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Company, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.
     7. Employee agrees to make himself reasonably available in connection with any information the Company requires relating to the services Employee had provided to Company, including any litigation the Company is or may become involved in to which the Employee has knowledge. Company agrees to provide Employee with reasonable notice in connection with any depositions or court appearances where his presence is necessary or reasonably desirable. The Company shall pay Employee’s travel expenses in this regard. Employee and Company shall agree on a reasonable per diem fee for any time greater than three full days the Employee is required to make himself available in person pursuant to this paragraph.
     8. Employee and the Company acknowledge and agree:
     (a) that each of them has read and understands the contents of this Release;
     (b) that this Release does not waive rights or claims that may arise after the date that this Release is executed;
     (c) that Employee waives rights or claims only in exchange for consideration that the Employee would not be entitled to but for executing this Release;

     (d) that the Company has informed Employee that Employee should consult with an attorney in connection with this Release; and
     (e) that Employee’s decision to consult with an attorney or not to consult with any attorney was made without influence by the Company.
     9. Both Parties understand that the Employee shall have 21 days (the “Review Period”) to consider this Release before signing. Both Parties understand that the Employee shall have seven (7) days (the “Revocation Period”) in which to revoke this Release after signing, and that this Release shall not become effective or enforceable until the expiration of seven (7) days after signing, and the severance compensation payable under the Departure Agreement shall not be due and owing until after the Effective Date set forth herein and the fulfillment of all conditions set forth herein. To accept the Release, Employee must send a signed copy to Neil Carfagna, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, (516) 605 6802, (516) 626 4632 (facsimile), NCarfagna@nmhc.com, such that it is received no later than 21 days after the date that this Release has been presented to Employee. Any notice of revocation must also be sent such that it is received prior to the end of the seven day Revocation Period by Neil Carfagna, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, (516) 605 6802, (516) 626 4632 (facsimile), NCarfagna@nmhc.com.
     10. This Release is made in the State of New York. This Release is to be interpreted under the laws of the State of New York without regard to conflict of laws principles. The Parties agree that the federal and state courts sitting in Nassau County, New York, shall be the exclusive venue for the resolution of any dispute arising out of or relating to this Release.
     11. Except as provided in this Release, this is the entire agreement between the Employee and the Company and supersedes any and all prior agreements or understandings between the Parties, whether written or oral, pertaining to Employee’s employment with the Company. This Release may only be amended or modified by a written document signed by both Parties. The Company has made no promises to Employee other than those in this Release. Notwithstanding anything to the contrary in this paragraph 11, except as explicitly provided otherwise in this Release, (i) paragraphs 6 through 11 of the Employment Agreement, and (ii) any obligation of the Company under any indemnification agreement or the Company’s Certificate of Incorporation and Bylaws, as amended, to indemnify Employee shall survive the execution of this Release in accordance with their respective terms and conditions.
     12. Should any provision of this Release be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms and provisions shall not be effected thereby and any said illegal, invalid or unenforceable part, terms or provisions shall be deemed stricken and severed from this Release.
     13. This Release may be executed in one or more counterparts, and each effective counterpart shall be effective as a signed original.
     14. Company makes no representations to Employee concerning the tax consequences arising out of any payments under this Release, including, without limitation, whether any of the payments hereunder are subject to 26 U.S.C. § 409A. Company urges Employee to obtain his own tax counsel with regard to any tax consequences arising out of or relating to this Release.
     15. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS RELEASE; THAT EMPLOYEE HAS HAD AT LEAST 21 DAYS IN WHICH TO CONSIDER AND RETURN THIS RELEASE; THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH ANY ATTORNEY OF EMPLOYEE’S CHOICE IN CONNECTION WITH THIS RELEASE; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE AND CONSEQUENCES OF THIS RELEASE; AND THAT EMPLOYEE HAS EXECUTED THIS RELEASE KNOWINGLY AND VOLUNTARILY, AND OF EMPLOYEE’S OWN FREE WILL.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the date below.
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:	/s/ Stuart Diamond

, its authorized representative

Date: June 4, 2007
/s/ Bill Masters

Bill	Masters
Date: May 31, 2007